Exhibit 5

December 7, 2004

Schering-Plough Corporation
2000 Galloping Hill Road
Kenilworth, NJ 07033

Ladies and Gentlemen:

     I am Secretary, Associate General Counsel and Staff Vice President of Schering-Plough Corporation (“Schering-Plough”). As such I have acted as counsel to Schering-Plough in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) relating to the registration of deferred compensation obligations (the “Obligations”) of Schering-Plough offered under the Schering-Plough Corporation Savings Advantage Plan (the “Plan”), as specified in the Registration Statement.

     I have reviewed the Schering-Plough Restated Certificate of Incorporation; its By-Laws; the corporate proceedings relating to the Registration Statement and the Plan; the Registration Statement; the Plan; and such other documents and questions of law as I have deemed necessary in relation to the opinion expressed below.

     Upon the basis of the foregoing, I advise you that, in my opinion, following deferral of the compensation giving rise to the Obligations in accordance with the terms of the Plan, the Obligations will be valid and binding obligations of Schering-Plough.

     In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, the opinion expressed above is also subject to the effect of: (1) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (2) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

Very truly yours,

/s/Susan Ellen Wolf
Susan Ellen Wolf
Secretary, Associate General Counsel
and Staff Vice President

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